Exhibit 10.1

Letter Agreement, dated as of October 14, 2003, between Advanta Corp.
and Jeffrey D. Beck

Advanta
Corporation
Welsh & McKean Roads
P.O. Box 844
Spring House, PA 19477-0844
William A. Rosoff
President & Vice Chairman
Of the Board of Directors
215-444-6420
Fax 215-444-6426
E-mail: wrosoff@advanta.com

Personal and Confidential

October 14, 2003

Mr. Jeffrey D. Beck
3160 East Old Ridge Circle
Salt Lake City, UT 84121

Dear Jeff:

This will confirm that in the event that your employment with Advanta terminates, Advanta will provide you with an insurance annuity policy that will pay you three times your annual base salary at the time of such termination in equal payments over 36 months after the termination. You will provide the Company with the cash to pay the applicable Federal, State and local withholding taxes contemporaneously with receiving the annuity policy. Alternatively, you can pay the withholding tax by asking Advanta to supply the withholding taxes on your behalf and reducing the annuity policy provided to you commensurately, i.e., you would receive an annuity policy that would cost the amount of the full policy described above, less the cash needed to pay the withholding taxes.

This arrangement represents the entire understanding between us relating to the subject matter of the letter (i.e., payments to be made by Advanta in the event your employment with Advanta terminates).

Sincerely,

/s/ William A. Rosoff

Agreement acknowledged
this 14 day of October, 2003.

/s/ Jeffrey D. Beck

Jeffrey D. Beck